SOUTHERN DAIRIES -JAMESTOWN INVEST EXECUTION VERSION AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF JT INVEST 1 DAIRIES, LLC THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement ") is executed as of the 12th day of March, 2020, by and between JAMESTOWN INVEST 1 OP, L.P., a Delaware limited partnership ( "JT Invest OP "), and JAMESTOWN, L.P., a Georgia limited Company ( "Jamestown "). SECTION I CERTAIN DEFINITIONS For purposes of this Agreement, the following terms shall have the following meanings: "Act" means the Delaware Limited Company Liability Company Act, as amended from time to time. "Agreement" means this Amended and Restated Agreement of Limited Company, as the same may be amended, supplemented or modified from time to time. "Capital Account" means the capital account maintained for each Member and adjusted in accordance with Regulation Sections 1.704 -1(b) and 1.704 -2. "Capital Call" is defined in Section 3.02(a). "Capital Contribution" means, with respect to a Member, the amount of money actually contributed to the Company by such Member, including, without limitation, amounts contributed pursuant to a Capital Call. "Cash Flow" means the Company's cash on hand in excess of any cash necessary or appropriate for the Company's business needs and reserves therefor, as determined by the Managing Member in its discretion. "Certificate" means the Certificate of Formation of the Company, as the same may be amended, supplemented or modified from time to time. "Code" means the Internal Revenue Code of 1986, as amended. "Company" means JT Invest 1 Dairies, LLC, a Delaware limited liability company. "Event of Withdrawal" means, with respect to any Member, the death, incapacity, dissolution, expulsion or withdrawal of such Member. "Managing Member" means JT Invest OP, in its capacity as Managing Member of the Company. "Member" means JT Invest OP, Jamestown and any other Person admitted as a Member of the Company, each in such Person's capacity as a Member of the Company. "Membership Fraction" means, with respect to each Member and as of the date hereof:

Jamestown 49% JT Invest OP 51% The Membership Fractions may be adjusted from time to time as JT Invest OP acquires additional Membership Interests in the Company from Jamestown. "Membership Interest" means, with respect to each Member, its total economic interest in the Company as a Member. "Net Profits" and "Net Losses" for any period mean the taxable income or loss, respectively, of the Company for such period in each case as determined for U.S. federal income tax purposes. "Person" means a corporation, an association, a partnership (general or limited), a joint venture, an estate, a trust, a limited liability company, a limited liability company, any other legal entity, or an individual. "Property" means the land and improvements known as Southern Dairies in Atlanta, Georgia. "Regulations" means regulations, proposed regulations, and temporary regulations promulgated under the Code from time to time. SECTION II GENERAL PROVISIONS 2.01. Existence and Filings. The Company has been formed as a limited liability company under and pursuant to the Act. The Managing Member shall execute, deliver and file any and all certificates, documents and instruments, in each case with the Delaware Secretary of State or otherwise as appropriate, and shall make such other filings as may be required under the Act or the laws of any other jurisdiction in which the Company shall carry on its business. The Members agree to execute such documents and to take such other action as may from time to time be deemed necessary or appropriate by the Managing Member (a) under the laws of the State of Delaware with respect to the formation, operation and continued good standing of the Company as a limited Company, and (b) under the laws of any other jurisdiction to qualify to do business in such state or to otherwise carry on the business of the Company. 2.02. Name. The business of the Company shall be conducted under the name of JT Invest 1 Dairies, LLC. 2.03. Term. The term of the Company shall commence as of the date of filing of the Certificate, and shall continue until the earlier of (a) December 31, 2044, or (b) the dissolution of the Company pursuant to the Act and the provisions of Section VII. 2.04. Business Purpose. The Company's business and purpose shall be, directly or indirectly, to acquire, develop, construct, own, operate, improve, lease, sell and otherwise manage the Property (and personal property incidental thereto) and to engage in any or all general business activities related to or incidental to such principal purpose. 2.05. Compliance. (a) Principal Place of Business. The principal place of business of the Company shall be located c/o Jamestown, Ponce City Market, 7tl' Floor, 675 Ponce de Leon Avenue, NE, Atlanta, Georgia 30308, or at such other location as may hereafter be determined by the Managing Member. The Managing Member shall notify each other Member in writing of any change in the principal place of business of the Company. -2-

(b) Office and Agent. The Company shall at all times maintain a registered agent and office in the State of Delaware. The registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Company's registered agent for service of process in the State of Delaware is The Corporation Trust Company. The Managing Member may change the Company's registered office and/or registered agent from time to time as permitted under the Act. The Managing Member shall notify each other Member in writing of any change in the Company's registered office and registered agent for service of process. SECTION III CAPITAL CONTRIBUTIONS 3.01. Capital Contributions. (a) Each Member has contributed to the capital of the Company the amounts reflected in the Company's books and records. (b) No Member shall have any personal liability with respect to the return of any capital contributions made to the Company. No Member shall have the right to withdraw any part of its capital contributions, or receive any distribution of its Membership Interest or any interest thereon, except as specifically provided in this Agreement. Except as specifically provided in this Agreement, no time has been agreed upon for the return of any Member's Capital Contributions. (c) No Member shall be required to make any additional Capital Contributions to the Company, and no Member shall be required to restore any negative balance in its Capital Account. No Limited Member shall be liable for any debts of the Company 3.02. Ongoing Capital Needs. The Managing Member may request from the Members that they make additional Capital Contributions or loans to the Company on such terms that the Managing Member deems reasonable and appropriate. 3.03. Capital Accounts. A Capital Account shall be maintained for each Member. SECTION IV ALLOCATIONS; DISTRIBUTIONS 4.01. Allocation of Net Profits and Net Losses. (a) Net income and net loss for any fiscal year shall be allocated among the Members in such manner that if the Company were to liquidate immediately after the end of such fiscal year and in connection with such liquidation sell all of its assets for cash for their then book values and satisfy all liabilities according to their terms (limited with respect to each nonrecourse liability to the book value of the assets securing such liability): (i) the distribution by the Company of any remaining cash to the Members in accordance with their respective positive capital account balances would correspond as closely as possible to the distributions to the Members that would result if the liquidating distributions had instead been made in accordance with the provisions of Section 4.03, and (ii) any resulting deficit capital account balances would correspond as closely as possible to the manner in which economic responsibility for Company deficit balances (as determined in accordance with the principles of Treasury Regulations under Section 704 of the Code) would be borne by the Members under the terms of this Agreement and any collateral agreements. For purposes of applying this Section 4.01, a Member's Capital Account shall be increased by such Member's share of "Company minimum gain" and "Member minimum gain," within the meaning of and in accordance with the rules of Treasury Regulations Sections 1.704- 2(g)(1) and 1.704- 2(i)(5). It is the intent of the Members that each Member's distributive share of income, gain, loss or deduction be determined and allocated consistently with the provisions of the Code, including Sections 704(b) and 704(c) of the Code, and the Treasury Regulations thereunder. -3-

(b) The Managing Member may make special allocations of income, gain, loss or deduction in order to correct distortions arising from a Company audit under Subchapter C of Subtitle F, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114 -74 (such provisions, together with applicable Regulations and other IRS guidance, the "New Audit Rules "). Allocations made under this Section 4.01(b) shall preserve, to the greatest extent permitted by law, the after -tax economic arrangement of the Members. 4.02. Distributions. Cash Flow shall be distributed to the Members at such times as may be determined by the Managing Member, in its discretion. Cash Flow shall be distributed among the Members in proportion to their respective Membership Fractions. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or other applicable law. 4.03. Withholding. (a) The Company shall withhold and pay over to the U.S. Internal Revenue Service or other applicable taxing authority all taxes or withholdings and all interest, penalties, additions to tax and similar liabilities in connection therewith or attributable thereto (hereinafter "Withheld Taxes ") to the extent that the Managing Member determines that such withholding and /or payment is required by the Code or Regulations or any other law, rule or regulation. The Managing Member shall determine to which Member such Withhold Taxes are attributable. (For example, Withheld Taxes measured with respect to a Member's distributive share of the Company's income, gain or other Company item would be attributable to such Member.) The amount of Withheld Taxes withheld and paid over that are attributable to a Member shall be considered a loan (a "Withholding Loan ") by the Company to such Member. The borrower Member shall repay such Withholding Loan within ten (10) Business Days after the Managing Member delivers a written demand therefor, together with interest from the date such loan was made until the date of the repayment thereof at a rate per annum equal to two percent (2%) plus the Prime Rate on the date such interest begins accruing. In addition to any other remedies of the Company to enforce its right to receive payment of the Withholding Loan, plus any accrued interest thereon, the Company may deduct from any distribution to be made to a borrowing Member or any amount available for distribution to a borrowing Member an amount no greater than the outstanding balance of any Withholding Loan, plus any accrued interest thereon, as a payment in total or partial satisfaction thereof. In the event that the Company deducts the amount of the Withholding Loan plus any accrued interest thereon from any actual distribution or amount otherwise available to be distributed, the amount that was so deducted shall be treated as an actual distribution to the borrowing Member for all purposes of this Agreement. (b) Any "imputed underpayment" within the meaning of Section 6225 of the New Audit Rules (or any analogous payment under state, local or non -U.S. law) including any interest or penalties with respect to any such amount (collectively, an "Imputed Underpayment Amount ") paid by the Company shall be treated as if it were a payment of Withheld Taxes with respect to the appropriate Members. The Tax Matters Representative shall reasonable determine the portion of an Imputed Underpayment Amount attributable to each Member or former Member. The portion of the Imputed Underpayment Amount that the Tax Matters Representative attributes to a Member shall be treated as a payment of Withheld Taxes on behalf of such Member recoverable from such Member as provided in Section 4.03(a). The portion of the Imputed Underpayment Amount that the Tax Matters Representative attributes to a former Member shall be treated as a payment of Withheld Taxes with respect to both such former Member and such former Member's transferee or assignee, as applicable, and the Managing Member may in its discretion exercise the Company's rights pursuant to this Section 4.03(b) in respect of either or both of the former Member and its transferee or assignee. In the event that the Company receives any refund of taxes described in this Section 4.03(b), such refund shall, to the extent feasible, be apportioned and distributed among the Members in such a matter as to offset the treatment of such tax under this Section 4.03(b). -4-

SECTION V MANAGEMENT DECISIONS AND RELATED MATTERS 5.01. Management. The business, affairs and assets of the Company shall be managed, arranged and caused to be coordinated by the Managing Member, who shall have, subject to the terms of this Agreement, full, exclusive and complete discretion with respect thereto. The Managing Member shall have all necessary and appropriate powers to carry out the purposes of the Company set forth in Section 2.04 hereof. None of the Members other than the Managing Member shall participate in the management or control of the Company or have any right to approve, vote on or otherwise consent to any matter relating to the business, affairs or assets of the Company. 5.02. Fees to the Managing Member and its Affiliates. (a) The Company shall pay a disposition fee to the Fund Manager in an amount equal to 1% of a pro rata portion of the contract sale price of the Property based on the Membership Fraction of JT Invest OP, in addition to any third -party brokerage or sales fees payable by the Company. (b) The Managing Member may retain Jamestown or one or more of its affiliates to perform property management, leasing, and construction management services for the Company in lieu of hiring unaffiliated third parties to perform such services, and may enter into agreements with Jamestown or one or more of its affiliates to provide such services. (e) In addition to the separately paid fees to the Managing Member or the Fund Manager, the Company may retain the Managing Member or certain of its affiliates for necessary services relating to the Property or the Company's operations, including sustainability services, creative and marketing services, architecture services, risk management services, legal services and tax services. The Company will reimburse the Managing Member or its affiliates for the costs incurred by them in connection with such services provided to the Company, including a share of the Company's affiliates overhead attributable to the actual time spent in connection with providing these services to the Company, such as employee costs, travel, rent, utilities and technology costs. 5.04. Liability and Indemnification of Members. (a) To the fullest extent permitted by law, no Member shall have any liability to the Company or to any other Member for any loss suffered by the Company or any other Member which arises out of any action or inaction of such Member if such course of conduct did not constitute criminal conduct, willful misconduct, fraud or gross negligence of such Member. The Company shall, to the fullest extent permitted by law, indemnify, defend and hold harmless each Member, any of their respective officers, directors, members, managers, shareholders, employees or agents from and against any and all claims or liabilities of any nature whatsoever arising out of the business of the Company, including, without limitation, reasonable attorneys' fees and disbursements arising out of or in connection with any action taken or omitted by it pursuant to the authority granted by this Agreement; provided, however, that no indemnification may be made to or on behalf of any indemnified party if a judgment or final adjudication adverse to such indemnified party, and which is not subject to further appeal, establishes that such indemnified party's acts constituted criminal conduct, willful misconduct, fraud or gross negligence. (b) No direct or indirect partner, shareholder, member or manager in or of any Member (and no officer, director, member, manager, employee or agent of such direct or indirect partner, shareholder, member or manager) shall have any personal liability under this Agreement. SECTION VI BOOKS, RECORDS AND BANK ACCOUNTS 6.01. Fiscal Year. The fiscal year of the Company shall be the calendar year. -5-

6.02 Maintenance of Accounts. The Managing Member shall maintain and prepare all accounts required under this Agreement in accordance with generally accepted accounting principles on a fair value basis. Complete and accurate books, records and accounts shall be kept and maintained for the Company by the Managing Member at the principal place of business of the Company at the expense of the Company. Each Member shall at all reasonable times have access to, and may inspect and make copies of, such books, records and accounts. 6.03. Bank Accounts; Temporary Investments. All receipts, funds and income of the Company shall be deposited in the name of the Company in such bank account or accounts of a commercial bank, savings and loan association or other financial institution as the Managing Member from time to time shall determine. Withdrawals from said banks shall be made on the signature of such Persons designated by the Managing Member, and there shall be no commingling of the moneys and funds of the Company with moneys and funds of any other entity or Person. 6.04. Tax Elections. The Managing Member is hereby designated as the "Tax Matters Member" of the Company under Code Section 6231(a)(7) and the Company Representative within the meaning of Section 6223(a) of the New Audit Rules and any analogous position under state or local law (in any such capacity, the "Tax Matters Representative"). Each Member expressly consents to such designation and agrees that, upon the request of the Tax Matters Representative, it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Tax Matters Representative shall have the sole and exclusive rights, power and authority, and shall be subject to all of the obligations, for the making of any elections (including the election under Section 6226 of the Code) and the conduct of, and the decision to initiate (where applicable), any administrative and judicial proceedings involving the Company under the New Audit Rules. The Tax Matters Representative shall give prompt notice to the Members of (i) the receipt by the Tax Matters Representative of written notice that an U.S. federal, state or local taxing authority intends to examine the Company's income tax returns for any year; (ii) the receipt by the Tax Matters Representative of written notice of a final Company administrative adjustment under Code Section 6223; and (iii) the receipt of any request by the Tax Matters Representative from the U.S. Internal Revenue Service for waiver of any applicable statute of limitations with respect to any tax return of the Company. Expenses of administrative proceedings relating to the determination of Company items at the Company level undertaken by the Tax Matters Representative shall be Company expenses. Each Member (including any former Member) shall provide to the Company such information as shall reasonably be requested by the Tax Matters Representative in order to make any tax election under the New Audit Rules or to reduce the Company's liability for any tax. SECTION VII ASSIGNABILITY OF MEMBERSHIP INTERESTS No Member shall, directly or indirectly, sell, transfer, assign or otherwise dispose of all or any portion of its Membership Interest or permit or suffer such a transfer or other disposition or contract to do so without the written consent of the other Members. SECTION VIII DISSOLUTION AND TERMINATION 8.01. Events of Dissolution. The Company shall continue until the earliest to occur of: (i) the entry of a judicial decree dissolving the Company; (ii) at any time there are no Members of the Company, unless the business of the Company is continued in accordance with the Act; or -6-

(iii) the date on which the Company is voluntarily dissolved by the agreement of the Members as provided herein. 8.02. Winding -Up, Liquidation and Distribution of Assets. (a) Upon dissolution of the Company, an accounting shall be made of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the immediately preceding accounting until the date of dissolution. The Managing Member shall immediately proceed to wind up the affairs of the Company. (b) If the Company is dissolved and its affairs are to be wound up, the Managing Member shall: (i) sell or otherwise liquidate all of the Company's assets as promptly as practicable; (ii) allocate any Net Profits or Net Losses resulting from such sales to the Member's Capital Accounts in accordance with Section IV hereof; (iii) satisfy all liabilities of the Company according to their terms; and (iv) after giving effect to Section 8.02(b)(ii), distribute the remaining assets to the Members in accordance with Section 4.02 hereof. (c) The Managing Member shall comply with any applicable requirements of applicable law pertaining to the winding-up of the affairs of the Company and the final distribution of its assets. 8.03. Certificate of Cancellation. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed, the Certificate of Cancellation as required by the Act shall be executed and filed by the Managing Member with the Delaware Secretary of State. Upon the filing of the Certificate of Cancellation, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Managing Member shall have the authority to distribute any Company property discovered after dissolution, to convey real estate and to take such other action as may be necessary on behalf of and in the name of the Company. 8.04. Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its capital contributions. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the capital contributions of one or more Members, such Member or Members shall have no recourse against any other Member. SECTION IX MISCELLANEOUS 9.01. Notices. Any and all notices permitted or required to be given under this Agreement shall be in writing, signed by the Member giving such notice and shall be delivered personally or by overnight mail, and shall be deemed delivered, on the first business day on or after the date of the personal delivery or the date of the signed receipt for certified or registered mail. Notices directed to a Member shall be delivered to the parties at the address as set forth below, or at such other address as may be supplied by written notice: -7-

If to JT Invest OP, to: Jamestown Invest 1 OP, L.P. c/o Jamestown Ponce City Market, 7th Floor 675 Ponce de Leon Avenue, NE Atlanta, Georgia 30308 Attention: Christopher J. Kopecky If to Jamestown, to: Jamestown, L.P. Ponce City Market, 7th Floor 675 Ponce de Leon Avenue NE Atlanta, Georgia 30308 Attention: Matt Bronfinan 9.02. Successors and Assigns. This Agreement and each and every provision hereof shall be binding upon and shall inure to the benefit of the Members, their respective successors, successors -in- title, heirs and assigns, and each and every successor -in- interest to any Member shall hold such interest subject to all of the terms and provisions of this Agreement. 9.03. Governing Law; Choice of Forum. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, without reference to the rules regarding conflict or choice of laws of such State. 9.04. Entire Agreement. This Agreement hereto represents the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, writings or understandings between the parties with respect to the subject matter hereof. Except as otherwise expressly provided herein, no amendment or modification to this Agreement shall be binding unless same shall be in writing and signed by the Person against whom enforcement is sought. 9.05. Waivers. Except as otherwise expressly provided herein, each Member irrevocably waives, to the fullest extent permitted by law, during the tenn of the Company any right that it may have: (a) To cause the Company or any of its assets to be partitioned; (b) To cause the appointment of a receiver for all or any portion of the assets of the Company; (c) To compel any sale of all or any portion of the assets of the Company pursuant to applicable law; or (d) To file a complaint, or to institute any proceeding at law or in equity, or to cause the tennination, dissolution or liquidation of the Company. 9.06. No Third Party Rights. This Agreement is for the sole benefit of the Members and their respective permitted successors and assignees, and shall not confer directly, indirectly, contingently, or otherwise, any rights or benefits on any Person or party other than Members and their permitted successors and assigns. -8-

SOUTHERN DAIRIES-JAMESTOWN INVEST EXECUTION VERSION IN WITNESS WHEREOF, the parties hereto hereby execute this Amended and Restated Limited Liability Company Agreement of JT Investl Dairies, LLC. MANAGING MEMBER: JAMESTOWN INVEST 1 OP, L.P., a Delaware limited partnership By: Jamestown Invest Manager, L.P., a Delaware limited partnership, its sole General Partner By: Jamestown Properties Corp., a Georgia corporation, its sole Gene ;.:;rtner Chris pher ecky, Vice esident MEMBER: JAMESTOWN, L.P. a Georgia limited partnership By: Jamestown Properties Corp., a Georgia corporation, its sole General Partner By: Mat.rt Rrnn_ ______ man- _ - _ 'recident